Exhibit 99.1

ExamWorks Announces Completion of Acquisition by Leonard Green & Partners, L.P.

ATLANTA, GA. – July 27, 2016 – ExamWorks Group, Inc. (“ExamWorks” or the “Company”) (NYSE:EXAM), a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services, today announced the successful completion of its acquisition by an affiliate of Leonard Green & Partners, L.P. The execution of a definitive merger agreement was announced on April 27, 2016.

ExamWorks shareholders approved the acquisition on Tuesday, July 26, 2016. As a result of the merger, each outstanding share of ExamWorks common stock was converted into the right to receive $35.05 per share in cash. Additionally, ExamWorks has become an indirect, wholly owned subsidiary of affiliates of Leonard Green & Partners, L.P.

ExamWorks common stock (NYSE:EXAM) ceased trading on the New York Stock Exchange at the close of market today.

About ExamWorks

ExamWorks Group, Inc. (NYSE:EXAM) is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management, record retrieval, document management and other related services (“IME services”). We provide the majority of these IME services through our medical panel of credentialed physicians and other medical providers. Our clients include property and casualty insurance carriers, law firms, third-party claim administrators and government agencies that use independent services to confirm the veracity of claims by sick or injured individuals and to facilitate the delivery and quality of cost–effective care for workers’ compensation, automotive, personal injury liability and disability insurance coverage. We help our clients manage costs and enhance their risk management and compliance processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services.

About Leonard Green & Partners, L.P.

Founded in 1989 and based in Los Angeles, Leonard Green & Partners is one of the nation’s preeminent private equity firms. Leonard Green invests in established companies that are leaders in their markets, including Life Time Fitness, The Container Store, Shake Shack, Whole Foods Market, Topshop, J.Crew, Jetro Cash & Carry, Activision, CHG Healthcare, and Petco. For more information, please visit www.leonardgreen.com.

CONTACT:

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com